Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-201534);

(2)	Registration Statement (Form S-8 No. 333-148619);

(3)	Registration Statement (Form S-8 No. 333-131767);

(4)	Registration Statement (Form S-8 No. 333-83872);

(5)	Registration Statement (Form S-3ASR No. 333-194777); and

(6)	Registration Statement (Form S-3 No. 333-210146)

of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP and the effectiveness of internal control over financial reporting of Crestwood Equity Partners LP included in this Annual Report (Form 10-K) of Crestwood Equity Partners LP for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Houston, Texas
February 24, 2017